STATE OF NORTH CAROLINA       )
                              )        AGREEMENT AND RELEASE
COUNTY OF ROCKINGHAM          )


     THIS AGREEMENT AND RELEASE ("Agreement"), made and entered into this the ___ day of February, 1999, by and between R. Duke Ferrell, Jr. ("Ferrell") of Martinsville, Virginia and Pluma, Inc. ("Pluma" or the "Company"), a corporation with its principal offices in Eden, North Carolina;

     WHEREAS, Ferrell is employed by the Company as President and Chief Operating Officer; and

     WHEREAS, the parties have determined that it is in their mutual best interests to terminate the employment relationship between them upon the terms and conditions set forth herein; and

     WHEREAS the parties have entered into this Agreement for the purpose of resolving any actual or potential disputes between them.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and adequate consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Ferrell hereby resigns as an employee of Pluma, effective February 23, 1999. However, if Ferrell so elects, he may remain on the Company's Board of Directors (the "Board") as an outside non-employee director until his term thereon expires (provided Ferrell is under no obligation to remain on the Company's Board). In any event, Ferrell shall not stand for re-election for the Company's Board when his current term thereon expires, unless



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requested to do so by Pluma's Board of Directors. Ferrell will have no obligation to stand for re-election, even if requested to do so by Pluma's Board. As long as Ferrell continues to serve on Pluma's Board of Directors, Ferrell shall be entitled to annual director compensation, director meeting fees and expense reimbursement in the same manner as the same is paid to all outside Pluma directors from time to time.

     2. Pluma will pay to Ferrell the sum of $50,000 on the Effective Date of this Agreement (as defined in Section 11(H)), or if the Effective Date is a weekend day, on the first business day thereafter.

     3. In addition to the payments made pursuant to Section 2 above, Pluma shall pay to Ferrell $14,060 in monthly installments as hereinafter set forth (the Monthly Installments), with the first such Monthly Installment being due and payable on the first day of April 1999 (or if such date is a weekend day, on the first business day thereafter) and subsequent Monthly Installments being due on the same day of each consecutive month thereafter for three consecutive months.

     4. So long as Ferrell continues to serve on Pluma's Board, Pluma shall provide to Ferrell the same medical and dental insurance coverage benefits as the Company generally provides to its directors in accordance with its standard procedures during the time period that he continues to serve on the Board. This obligation on the part of Pluma shall terminate on the date Ferrell ceases to serve on the Company's Board. Thereafter, Ferrell will have all rights provided under COBRA with respect to medical and dental insurance coverage.

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     5. On the Effective Date, the Company shall reimburse to Ferrell all expenses incurred by him on behalf of the Company (such as travel, meals, etc.) while carrying out his duties as an employee of the Company. Ferrell agrees to submit proper invoices for such expenses prior to payment thereof by the Company. Additionally, Ferrell shall be paid his regular salary as an employee through the Company through the date hereof, said payment to be made at the time Pluma's regular payroll for other Pluma employees is paid. Furthermore, the Company acknowledges that the furniture in Ferrell's office at the Company's Eden manufacturing facility is Ferrell's personal property, which may be removed by him at his convenience.

     On the Effective Date, and not withstanding anything contained to the contrary in Section 1of that Incentive Stock Option Agreement between the Company and Ferrell dated October 26, 1995 and Section 1 of that Non-Statutory Stock Option Agreement between the Company and Ferrell dated October 26, 1995 (collectively the "Stock Options"), Ferrell shall have the right to purchase all of the shares granted in the Stock Options under the terms thereof, as Ferrell shall be deemed "fully vested" with the right to purchase all shares granted in the Stock Options.

     6. Other than the payments and other benefits provided in this Agreement and except as set forth below, Pluma shall have no obligation to make any payments to or for the benefit of Ferrell, or to provide any benefits to Ferrell of any kind (including the payment of any benefit under the Pluma, Inc. Deferred Compensation Plan for Selected Management


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Employees [the "Deferred Compensation Plan"]) and, except as set forth in the next two paragraphs hereof, Ferrell expressly releases Pluma of and from any obligation to make any other payments or provide any other benefits to him arising out of or related to his employment by Pluma.

     Notwithstanding the foregoing, Pluma acknowledges that Ferrell is a participant in Pluma's 401(k) plan available to all Pluma employees (the "401(k) Plan") and that this Agreement shall in no way restrict Ferrell's full right to participate in the 401(k) Plan by receiving any sums due him thereunder as of the date hereof and at the times and in the manner specified in the 401(k) Plan.

     Furthermore, notwithstanding Ferrell's waiver of his right to participate in the Company's Deferred Compensation Plan as set forth above, in the event the Company is unable, for any reason, to fulfill its obligations under this Agreement, Ferrell shall have the option to assert a claim under the Deferred Compensation Plan (the "Plan Claim") in lieu of asserting his rights as a result of the Company's default under this Agreement. The amount of the Plan Claim, if asserted, shall be reduced, dollar for dollar, by the gross amount of cash payments made by the Company under Sections 2 and 3 of this Agreement (including amounts withheld for federal or state income tax purposes).

     7. Pluma's obligation to make the payments to Ferrell as set forth in Sections 2 and 3 above shall survive Ferrell's death. In the event of Ferrell's death, any payments still due and owing under this Agreement at the time of Ferrell's death shall be made at the times


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set forth herein to his estate, personal representative or heirs as may be designated in his last will and testament, or in the absence of such will, in accordance with the intestate laws of the Commonwealth of Virginia.

     8. In consideration of the payments by Pluma to Ferrell as described in Sections 2 and 3 above, Ferrell hereby agrees to serve the Company as a special sales and marketing consultant for a period from the Effective Date until July 31, 1999, provided, however, the time period during which Ferrell agrees to serve as a special sales and marketing consultant may be extended on a month-to-month basis upon the mutual consent of Pluma and Ferrell, in which event additional compensation may be payable to Ferrell. In such capacity, Ferrell will be considered an independent contractor and not a Pluma employee. Ferrell's duties as a special sales and marketing consultant to the Company shall include such duties as may be specified by the Company from time to time, but will likely include travel necessary to call on customers and potential customers of the Company. Ferrell's duties may also include assisting Pluma's sales staff and devising future marketing plans. All expenses incurred by Ferrell in carrying out his duties to the Company under this Section 8 shall be reimbursed to him by the Company upon submission by Ferrell of proper invoices therefor. Notwithstanding the above, the Company acknowledges that Ferrell will not spend all of his working time carrying out his duties referenced in this
Section 8 and may seek other employment during such time, even if such employment is with a competitor of the Company.

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     9. Ferrell agrees that for a period of three years from the effective date of this Agreement he will not in any fashion, form or manner, either directly or indirectly, solicit or use for his own purposes or for the purposes of any third party, or divulge, disclose or communicate to any third party, "confidential business information" in any form concerning Pluma. As used herein, "confidential business information" means any information concerning the business and operations of Pluma, its agreements or relations with agents, contractors, customers or employees, the status of work in progress, its products, processes, costs, pricing, customers, employees, trade secrets, plans, commercial intentions, business practices, or financial matters. Ferrell further agrees that from the date hereof, he will not disparage the business operations or strategies of Pluma, any of its employees, directors, customers or business prospects. Furthermore, Pluma and Ferrell agree that Ferrell's resignation from the Company as set forth herein shall be characterized and referred to publicly by both parties, when appropriate, as voluntary and mutually agreeable to both Ferrell and the Company.

     10. Ferrell will return to Pluma, at or prior to the cessation of his employment, all copies of documents or other materials which contain or otherwise reflect "confidential business information", including, without limitation, letters, memoranda, notes, reports, calendars, telegrams, telecopies, contracts, records, tables, charts, photographs, video and audio tapes and transcriptions thereof, computer records--including, without limitation, any and all computer discs, computer tapes and electronic or "E" mail--and business or financial records. However, should Ferrell elect to remain on the Board of Pluma pursuant to Section 1


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hereof, such confidential business information need not be returned to the
Company until such time as he resigns from the Board or his current term ends.

     11. FERRELL SPECIFICALLY ACKNOWLEDGES THE FOLLOWING:

     (A) THAT HE HAS AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER AND NEGOTIATE THE TERMS RESULTING IN THIS AGREEMENT IF HE CHOOSES TO TAKE SUCH PERIOD OF TIME FOR CONSIDERATION AND NEGOTIATION;

     (B) THE COMPANY ADVISES FERRELL THAT HE SHOULD CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT, AND HE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT AN ATTORNEY AND THAT HE HAS EXERCISED HIS RIGHT TO DO SO;

     (C) THAT HE HAS SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT TO REVOKE THE AGREEMENT, AND THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL AFTER THIS SEVEN (7) DAY PERIOD HAS EXPIRED. IN ORDER TO REVOKE THIS AGREEMENT, FERRELL SHOULD ADVISE PLUMA IN WRITING OF HIS ELECTION TO REVOKE IT WITHIN THE SEVEN (7) DAY PERIOD.

     (D) THAT HE RECOGNIZES THAT HE IS SPECIFICALLY RELEASING, AMONG OTHER CLAIMS, ANY CLAIMS HE MAY HAVE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND ALL

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AMENDMENTS THERETO, AND THAT THIS RELEASE IS KNOWING AND VOLUNTARY;

     (E) THAT HE IS NOT WAIVING ANY RIGHTS OR CLAIMS THAT HE MAY HAVE WHICH ARISE AFTER THE EFFECTIVE DATE OF THIS AGREEMENT;

     (F) THAT THIS AGREEMENT IS INTENDED BY THE PARTIES TO COMPLY WITH THE TERMS AND PROVISIONS OF THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990 AND ALL AMENDMENTS THERETO;

     (G) THAT IN EXECUTING THIS AGREEMENT HE IS RECEIVING CONSIDERATION IN EXCESS OF THAT TO WHICH HE IS ALREADY ENTITLED.

     (H) THAT, AS USED HEREIN, THE PHRASE "EFFECTIVE DATE" SHALL REFER TO THE FIRST DAY AFTER THE EXPIRATION OF THE SEVEN (7) DAY PERIOD DESCRIBED IN PARAGRAPH 11(C) HEREIN.

     12. Ferrell hereby knowingly and voluntarily releases Pluma, its predecessors, successors, parents, subsidiaries, affiliates and its officers, directors, shareholders, agents and employees (hereinafter the "Released Parties") from any and all claims which he may have as of the Effective Date of this Agreement, known or unknown, against the Released Parties, including, but not limited to, any employment discrimination claims he may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, The Older Workers Benefit Protection Act, the Vocational Rehabilitation Act of 1973, the Americans With Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any claim for wrongful discharge, retaliatory discharge, breach of contract,

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intentional or negligent infliction of emotional distress, claim for wages due him from Pluma or any other cause of action based on federal, state, local or common law. Ferrell further agrees that he will not file or permit to be filed any legal or administrative proceeding seeking personal, equitable or monetary relief against the Released Parties as to any matter including all claims arising out of or related to his employment, compensation during his employment, or termination of his employment with Pluma. Should any person, organization, agency or other entity file any action, charge or complaint against the Released Parties as to any matters released herein, Ferrell agrees not to seek or accept any personal, equitable or monetary relief in that action.

     13. Except as otherwise required by any governmental or regulatory law or court decision, Pluma and Ferrell agree not to disclose, either directly or indirectly, any information whatsoever regarding the substance of this Agreement, with the exception of any attorney they may consult regarding its terms.

     14. In the event of the initiation of any proceeding by Ferrell against any of the Released Parties, this Agreement and Release may be plead in bar to any claim of Ferrell and a counterclaim for breach of this Agreement may be asserted. Ferrell shall indemnify the Released Parties from any loss or damage whatsoever, including costs, expenses and attorneys fees, incurred in defense of said proceeding. The Company shall indemnify Ferrell from any loss or damage whatsoever including costs, expenses and attorney fees incurred by Ferrell in the event Ferrell is successful in a claim against the Company for a breach of this Agreement.

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     15. The obligations of the Company under this Agreement are specifically conditioned upon approval of the terms hereof by the Lender, as that term is defined in the Credit Agreement dated as of April 23, 1998 among the Company, the several lenders from time to time party thereto, and NationsBank as Agent. The Company agrees to make a good faith effort to procure this approval by the Effective Date. In the event such approval is not procured, neither the Company nor Ferrell shall have any obligations hereunder and this Agreement shall be of no further force or effect.

     16. Ferrell and Pluma agree that this constitutes the entire agreement of the parties, all prior or contemporaneous representations having been merged herein. It is further agreed that there are no other representations, promises or inducements that have been made to cause the execution of this Agreement that are not expressly set forth herein. This Agreement may not be modified absent a written agreement executed by all parties hereto.

     17. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     18. This Agreement shall be construed in accordance with the laws of the State of North Carolina.

     19. If any provision of this Agreement is determined by a court of competent jurisdiction to be void, voidable, unlawful or for any reason unenforceable, such provision shall be deemed fully severable, and the balance of this Agreement shall be given full force and effect.


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         IN TESTIMONY WHEREOF, the parties have hereto set their hands and seals the day and year first written above.

                                          _____________________________(SEAL)
                                          R. Duke Ferrell, Jr.


                                          Pluma, Inc.


                                          _____________________________(SEAL)
                                          By:








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